UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Odyssey Marine Exploration, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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ODYSSEY MARINE EXPLORATION, INC.

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2014

This proxy statement supplement, dated May 22, 2014, supplements the definitive proxy statement filed by Odyssey Marine Exploration, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 18, 2014, and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof.

This supplement is being filed with the SEC and is being made available to stockholders on or about May 22, 2014. Only stockholders of record as of the close of business on April 7, 2014, are entitled to receive notice of and to vote at the annual meeting.

Except as described in this supplement, the information provided in the proxy statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the proxy statement, the information in this supplement is more current. The proxy statement contains important additional information. This supplement should be read in conjunction with the proxy statement.

Removal of Proposal 3 From Stockholder Consideration

On May 22, 2014, the Board of Directors of the Company determined not to seek stockholder approval of the Company’s 2014 Stock Incentive Plan (the “Plan”) and has withdrawn Proposal 3 from the agenda for its Annual Meeting of Stockholders to be held on June 4, 2014 (the “Annual Meeting”). Proposal 3 is withdrawn and will not be considered or voted upon at the Annual Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Annual Meeting.

Although the Board of Directors believes that Proposal 3 was appropriately proposed by the Company, upon review and careful consideration of a proxy advisory report from Institutional Shareholder Services (ISS), further discussions with management and its advisors and other relevant factors, the Board of Directors has determined that it is in the best interests of its stockholders to terminate the Plan and withdraw Proposal 3 from stockholder consideration for the upcoming Annual Meeting. The Board of Directors and the Compensation Committee intend to further evaluate the Company’s equity incentive plans and policies and the terms of any plan prior to submitting one to a stockholder vote in the future.

The record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting has been set and remains as the close of business on April 7, 2014.

As a result of the removal of Proposal 3, the Company notes the following important matters regarding voting:

•	The Company will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposal 3.

•	Any proxy card or voting instructions received in the future for Proposals 1, 2, 4 and 5 will be valid.

•	Proxy cards or voting instructions received with direction on Proposal 3 will not be voted on Proposal 3. Proxy cards or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (i.e., Proposals 1, 2, 4 and 5) will remain valid and will be voted on those Proposals as directed.

•	If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals. You may change your vote at any time prior to the Annual Meeting. See “Can I change my vote after submitting a Proxy?” under “About the Meeting” in the Proxy Statement.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of stockholders, we previously filed our definitive proxy statement with the SEC and made available our definitive proxy statement, proxy card and documents incorporated by reference to our stockholders on April 18, 2014. Before making any voting decision, you are urged to read the definitive proxy statement, including the documents incorporated by reference, and all related proxy materials carefully. Copies of the definitive proxy statement, the documents incorporated by reference and all other proxy materials are available at http://ir.odysseymarine.com/sec.cfm.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly, and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.odysseymarine.com. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549.